UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2015

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 15, 2015, the board of directors of Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”) approved a Second Amended and Restated Class E Share Redemption Program (the “Second Amended Class E SRP”). Under the Second Amended Class E SRP:

1.	We intend to redeem shares of our common stock under the Second Amended Class E SRP in the first month of every quarter and on the dates further described below. All requests for redemption must be made in writing and received by us no later than the fifth business day prior to the applicable redemption date described below (counting the redemption date as one of the business days). Redemption requests for any quarter will be accepted for consideration no sooner than the first business day of such quarter, and in no event will they be accepted for consideration during any time that the Company is conducting a self-tender offer for Class E shares pursuant to Rule 13e-4 under the Exchange Act of 1934, as amended. Any requests made outside of these windows will be rejected.

2.	Redemptions with respect to any calendar quarter will be effected on the last business day of the first month of such calendar quarter at a price equal to the NAV per share calculated after the close of business (4:00 p.m. Eastern time) on the redemption date.

In all other respects, the redemption program is unchanged. The Second Amended Class E SRP will be effective on January 15, 2016 and apply with respect to redemptions in the first quarter of 2016. A copy of the Second Amended Class E SRP has been filed as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Second Amended and Restated Class E Share Redemption Program, effective January 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.

December 16, 2015

	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer